Exhibit 10.8

Chiasma, Inc.

831 Beacon Street, Suite 313

Newton Centre, MA 02459

May 8, 2015

Mark. J. Fitzpatrick

Re:	Executive Employment Letter

Dear Mark:

This letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Chiasma, Inc. (the “Company”):

1. Position. You will serve as the Company’s Chief Financial Officer and report to the Company’s President and Chief Executive Officer. This is a full-time exempt position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), unless you first obtain the Company’s approval. It is understood and agreed that you may serve on one other for profit board but only if such outside board service does not present a conflict or potential conflict of interest as determined by the Chief Executive Officer of the Company (the “CEO”) or its Board of Directors (the “Board”) in good faith. You also may engage in religious, charitable, non-profit board and other community activities so long as (i) you notify the CEO in advance and in writing of your non-profit board activity; and (ii) your charitable, non-profit board and other community activities do not interfere or conflict with your obligations to the Company. Upon the ending of your employment, you shall immediately resign from any other position(s) to which you were elected or appointed in connection with your position.

2. Start Date. Your employment with the Company will begin on June 15, 2015, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment with the Company shall be referred to as the “Start Date”.

3. Salary. The Company will pay you a base salary at a rate equivalent to $350,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic (and no less than annual if practicable) review and adjustment at the Company’s discretion.

4. Annual Bonus. You will be eligible to receive an annual performance bonus. The Company will target the bonus at 35% of your annual salary rate (the “Bonus Target”). The actual bonus percentage is discretionary and will be subject to an assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Board and the terms of any applicable bonus plan. The Company will review your job performance on an annual basis and the Company’s Chief Executive Officer will

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May 8, 2015

annually determine, after discussion with you, the criteria which the Company will use to assess your performance for bonus purposes. The Board may also make adjustments in the targeted amount of your annual performance bonus after discussion with you. The Company will pay any bonus no later than 75 days after the end of the calendar year to which it applies.

5. Signing Bonus. In addition to the bonus under Section 4 above, you will receive a one-time cash sign-on bonus in the amount of $25,000 (the “Signing Bonus”), which will be paid to you no later than 30 days following the Start Date. You must be employed by Chiasma at the time of payment of the Signing Bonus in order to receive the Signing Bonus. The Signing Bonus shall be subject to deductions and withholdings as required by law. If, prior to the 12-month anniversary of the Start Date, your employment is terminated for any reason other than (i) by the Company without Cause, (ii) death, (iii) Disability (as defined in Section 11 below) or (iv) a Change in Control Termination, then you agree to repay to the Company the net amount of the signing bonus that you received, after deduction of state and federal withholding tax, social security, FICA, and all other employment taxes and authorized payroll deductions, within 30 days of your Date of Termination.

6. Business Travel/Expenses. The Company will reimburse you for travel and other business expenses consistent with the terms and conditions of the Company’s expense reimbursement policies.

7. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, as well as all benefit programs available to the senior executive employees of the Company, once such plans are adopted by the Company. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be eligible for up to 4 (four) weeks of vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

8. Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board. We will recommend to the Board that you be granted an option, which grant date shall be no earlier than the Start Date and as soon as practicable following the Start Date, for the purchase of a number of shares of common stock of the Company equal to 1.25% of the issued and outstanding shares of common stock of the Company as of the Start Date, calculated on an as-converted, fully-diluted basis with regard to all outstanding convertible securities, including, without limitation, preferred stock and warrants, and assuming the exercise of all options outstanding under the Company’s equity incentive plans, at an exercise price per share equal to the stock’s fair market value on the date of the grant (the “Option”). The Option will vest over four (4) years with 25% of the shares vesting on the one year anniversary of your employment start date and the remaining 75% of the shares vesting in equal monthly installments for the following thirty-six (36) months. Your eligibility for stock options will be governed by the Company’s 2008 Stock Incentive Plan (the “Plan”) and any associated stock option agreement required to be entered into by you and the Company. Subject to approval by the Board, you may from time to time be granted additional equity-based

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May 8, 2015

compensation awards in respect of shares of common stock of the Company, pursuant to the Plan or any subsequently adopted incentive compensation plan.

9. At-Will Employment. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason.

10. Termination Benefits.

a. In the event of the termination of your employment for any reason, the Company shall pay you your base salary through your last day of employment (the “Date of Termination”), the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and any other wages required to be paid by applicable law (the “Accrued Obligations”).

b. “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement); (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates, and/or (v) nonperformance (except where due to Disability, as defined in Section 11 below) or unsatisfactory performance of your duties or responsibilities to the Company as determined in good faith by the Company after written notice to you and a reasonable opportunity to cure that shall not exceed thirty (30) days.

c. A “Change in Control” means the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

d. “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) change of more than 60 miles in the geographic location at which you provide services to the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement

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May 8, 2015

authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason within 12 months after the occurrence of the first event constituting a Change in Control (a “Change in Control Termination”) and provided you (i) enter into, do not revoke and comply with the terms of a Release of Claims in the form attached to this Agreement as Exhibit A, which includes a general release of claims against the Company and related persons and entities (the “Release”) within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your base salary for the twelve (12) month period that immediately follows the Date of Termination; (b) payment of your Bonus Target for the year in which the Change in Control occurs ((a) and (b), the “Severance Payments”); (c) all of the unvested shares subject to the Option shall immediately vest and become exercisable as of the Date of Termination; and (d) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. This Section 10(e) shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

f. In the event the Company terminates your employment without Cause other than a Change in Control Termination and provided you (i) enter into, do not revoke and comply with the terms of the Release within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your base salary for the twelve (12) month period that immediately follows the Date of Termination (the “Severance Payments”); and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination

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May 8, 2015

until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

g. The Severance Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Severance Payment is considered a separate payment.

11. Termination of Employment as a Result of Death, Disability, Your Resignation or a Termination by the Company for Cause. In the event your employment is terminated as a result of your (a) death, (b) Disability, (c) resignation, (d) termination for Cause by the Company, or (e) any other termination of your employment that is not defined in Section 10(e) or Section 10(f) of this letter, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits. “Disability” means a disability as defined by the group long-term disability insurance policy maintained by the Company for the benefit of its employees. In the absence of such a policy, “Disability” means that, as a result of your mental or physical illness, you are unable to perform (with or without reasonable accommodation in accordance with the Americans with Disabilities Act) the duties of your position pursuant to this Agreement for a period of a minimum of ninety (90) consecutive days.

12. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Company’s form of non-disclosure, assignment of inventions, non-competition and non-solicitation agreement (the “Restrictive Covenant Agreement”) attached as Exhibit B, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

13. Taxes; Section 409A; Section 280G; Section 4099.

a. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies

Mark J. Fitzpatrick

May 8, 2015

in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

b. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

c. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which

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May 8, 2015

you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(i) For purposes of this Section 13(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 13(c) shall be made, at the Company’s expense, by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

14. Interpretation, Amendment and Enforcement. This Agreement, including the Restrictive Covenant Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

Mark J. Fitzpatrick

May 8, 2015

15. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate at any time, or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Obligations to Former Employers. You agree that you shall not disclose any confidential information of Aegerion Pharmaceuticals, Inc. (“Aegerion”) at any time or solicit Aegerion employees or customers within the “Restricted Period” of the Employee Confidentiality, Assignment and Noncompetition Agreement between you and Aegerion dated May 9, 2011. By signing this Agreement, you represent to the Company that you have no other contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.

18. Other Terms. This offer is subject to background and reference checks that are satisfactory to the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Mark J. Fitzpatrick

May 8, 2015

Please acknowledge, by signing below, that you have accepted this Agreement. I look forward to having you join Chiasma.

Very truly yours,

By:	/s/ Mark Leuchtenberger
Mark Leuchtenberger President & CEO, Chiasma, Inc.

I have read and accept this employment offer:

/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick Dated: May 8, 2015

Enclosures:	Exhibit A: Release
Exhibit B: Restrictive Covenant Agreement

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is entered into by and between Mark J. Fitzpatrick (the “Executive”) and Chiasma, Inc. (with all affiliates, the “Company”) in connection with the “Offer Letter” between the Executive and the Company dated May 8, 2015. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Offer Letter. The consideration for the Executive’s agreement to this Release consists of the Termination Benefits, the receipt of which is conditioned on the Executive’s timely execution and nonrevocation of this Release pursuant to the Offer Letter.

1. Tender of Release. This Release is automatically tendered to the Executive upon the date of the termination of the Executive’s employment if the Executive is eligible for the Termination Benefits.

2. Release of Claims. Except as provided below, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;
•	under any other federal or state statute or constitution or local ordinance;
•	of defamation or other torts;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding anything to the contrary contained in this Release, Section 2 of this Release does not include and will not preclude: (a) Executive’s rights or claims under the Offer Letter to receive Termination Benefits; (b) claims for worker’s compensation benefits under applicable law; (c) any claims arising solely after the execution of this Release; (d) any claims or rights Executive may have to any vested benefits or vested rights under any employee benefit, welfare, retirement and/or pension plans (the “Plans”), subject to the terms of the, including, but not limited to, the Company’s 2008 Stock Incentive Plan, or any subsequently adopted incentive compensation plan, and applicable equity Award agreements; (e) any rights and/or claims Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (f) claims for unemployment compensation benefits under state law; (g) claims for reimbursement of business expenses approved by the Company and incurred by the Executive prior to the Date of Termination; or (h) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company;

3. Ongoing Obligations of the Executive. The Executive hereby reaffirms his ongoing obligations to the Company under the Restrictive Covenant Agreement and otherwise under the Offer Letter (the “Ongoing Obligations”), which Obligations are incorporated herein by reference.

4. Nondisparagement. Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

5. No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

6. Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for a period of at least 21 days (the “Consideration Period”). In the event the Executive executed this Release before the end of the Consideration Period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to the Company’s CEO within sixty (60) days after the Date of Termination. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by HR on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the sixty (60) day period as set forth above and if it is not revoked pursuant to the preceding sentence. This Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7. Other Terms.

a. Legal Representation; Review of Release. The Executive acknowledges that he has been advised by the Company to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

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b. Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

c. Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Executive and the Company.

d. Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide Termination Benefits if all or part of Section 2 of this Release is held to be invalid or unenforceable.

e. Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of laws provisions. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

f. Entire Agreement; Absence of Reliance. This Release constitutes the entire agreement between the Executive and the Company and supersedes any previous agreements or understandings between the Executive and the Company, except the Company’s 2008 Stock Incentive Plan, or any subsequently adopted incentive compensation plan, and applicable Award agreements, any other documents governing the Executive’s equity, options, Restricted Stock Units or other stock based awards as applicable, the Ongoing Obligations and any other obligations specifically preserved in this Release. The Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Release.

IN WITNESS WHEREOF, the parties have executed this Release effective on the date and year first above written.

CHIASMA, INC.

By:
Mark Leuchtenberger President & CEO

Date

Mark J. Fitzpatrick

Date

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Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment by Chiasma, Inc. (together with any affiliates, the “Company”), and for other good and valuable consideration, I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration only, Proprietary Information may include without limitation information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of such third party’s proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4. Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint

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each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment with the Company and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment, provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within twelve months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9. Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting any previous employer’s or other party’s employees or customers. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

12. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

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13. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to social media and networking services and sites, electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16. Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

19. Other Agreements and Obligations. This Agreement shall supplement, and shall not limit or be limited by, any other agreement I have with, or obligation I have to, the Company regarding noncompetition, nonsolicitation, confidentiality, assignment of inventions, and related covenants.

[End of text. Remainder of page intentionally left blank.]

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed: __________________________________________________

(Employee’s full name)

Type or print name: ________________________________________

Date: __________________________

EXHIBIT A

To:	Chiasma, Inc. and any affiliates

From:	________________________
(Employee’s full name)

Date: _______________________

SUBJECT:         Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

____________________________________________________

____________________________________________________

____________________________________________________

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below:

____________________________________________________

____________________________________________________

____________________________________________________